EXHIBIT 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

FOR: Mylan Laboratories Inc. 1500 Corporate Dr., Suite 400 Canonsburg, PA 15317	For Further Information CONTACT: Kris King (724) 514-1800

Pittsburgh, PA –September 16, 2003 – Mylan Laboratories Inc. (NYSE: MYL) announced today that the Board of Directors has approved a three-for-two stock split of the Company’s common shares. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares will be distributed on October 8, 2003, to holders of record at the close of business on September 30, 2003. Fractional share amounts resulting from the split will be paid to shareholders in cash. As disclosed earlier this week, Mylan’s quarterly cash dividend of $0.0333 per share will likewise be paid to holders of record on September 30, 2003 on the basis of pre-split holdings.

Vice Chairman and CEO, Robert J. Coury stated, “This is the eleventh stock split in Mylan’s history. Our decision further demonstrates the Board of Directors’ and management’s confidence in the strong fundamentals of our business and the long-term opportunities that lie ahead.”

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories Inc. and Bertek Pharmaceuticals Inc., that develop, manufacture and market an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.

This press release includes statements that constitute “forward-looking statements”, including with regard to the stock split and the Company’s fundamentals and long-term opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: adverse market or industry conditions; the impact of competition; the results of pending or future legal proceedings and other contingencies; changes in legislation and regulations affecting Mylan’s products or its industry; and the other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.